SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 31, 2009

DEVELOCAP, INC.

NEVADA	000-150613	26-3030202
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

1485 E. FEATHER NEST DRIVE, EAGLE, ID	83616
(Address of principal executive officers)	(Zip Code)

208-949-4345
(Registrant’s telephone number, including area code)

488 Madison Avenue, New York, New York 10022
(Former name or former address, if changes since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.01 Changes in Control of Registrant

In March 2009, Develocap, Inc. (the “Company”) entered into a Share Exchange Agreement (the “Agreement”) among the Company and certain of its shareholders, Trai Thien Sea Transport Investment and Development Joint Stock Company (“Trai Thien”), a joint stock Vietnamese company and the shareholders of Trai Thien (the “Trai Thien Shareholders”).  Pursuant to the terms of the Agreement, the Company agreed to issue to the Trai Thien Shareholders an aggregate of 23,400,000 shares of its common stock in exchange for all of the issued and outstanding shares of Trai Thien.  The closing of the Agreement is subject to the fulfillment of certain conditions, including, but not limited to the receipt of all requisite consents, waivers and approvals by the Company and Trai Thien.

Item 5.02(b)(c) Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) In March 2009, Stephen B. Schneer, who had served as President, Chief Executive Officer, Principal Accounting Officer and Chairman since Issuer’s inception, resigned from all positions held and a new individual was appointed immediately following his resignation. Mr. Schneer’s resignation was not the result of any disagreements with us on any matters relating to our operations, policies and practices.

(c) The newly appointed individual, Lori Laney, who now assumes positions of President, Chief Executive Officer, Principal Accounting Officer and Chairwoman, effective March 31, 2009.

A brief resume of Lori Laney appears below.

Lori Laney:

38, received her BA from Brigham Young University in 1993.  She is a licensed real estate agent in Idaho from 2005 to the present and a real estate agent with Windermere Real Estate/Capital Group in Eagle Idaho and part time sales agent.  Ms. Laney also served as copy editor for Utah Valley Magazine from March 2005 to September 2006

There is no material plan, contract or arrangement (whether or not written) to which a covered officer is a party or in which he or she participates that is entered into or material amendment in connection with the triggering event or any grant or award to any such covered person or modification thereto, under any such plan, contract or arrangement in connection with any such event.

ITEM 9.01

FINANCIAL STATEMENTS AND EXHIBITS.

(a)

Exhibits: None

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, Registrant has duly caused this report to be singed on its behalf b the undersigned hereunto duly authorized.

April 1, 2009

DEVELOCAP, INC.

(Registrant)

/S/ LORI LANEY

___________________________________

By: LORI LANEY